Exhibit (g)(1)(ii)

FORM OF

AMENDMENT #2

CUSTODY AGREEMENT

AMENDMENT made this ___ day of ________, 2019 to the Custody Agreement dated September 24, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and The Bank of New York Mellon (“Custodian”), a New York corporation authorized to do banking business (“Agreement”).

WHEREAS, on September 28, 2018, the Board of Trustees of the Trust ratified and approved the creation of a new series of the Trust, the ARK Fintech Innovation ETF (the “New Series”), and approved the fees payable by such Fund to the Custodian for its services under the Agreement; and

WHEREAS, the Trust desires to add the New Series to the Agreement under the same terms and conditions of the Agreement and the Custodian has agreed to add such New Series to the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend Schedule II to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Custodian agree to amend the Agreement as follows:

1.	Schedule II of the Agreement is hereby replaced with the attached Schedule II effective as of January 30, 2019.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ARK ETF TRUST

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

SCHEDULE II

To the Custody Agreement

Between ARK ETF Trust and The Bank of New York Mellon

As of January 30, 2019

 Funds

ARK Innovation ETF

ARK Genomic Revolution Multi-Sector ETF

ARK Industrial Innovation ETF

ARK Web x.0 ETF

ARK 3D Printing ETF

ARK Israeli Innovation ETF

ARK Fintech Innovation ETF